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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): June 20, 1997



                            First Lehigh Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)




     Pennsylvania                   33-71712                23-2218479
   ---------------                -----------           ------------------
   (State or other                (Commission            (I.R.S. Employer
   jurisdiction of                File Number)          Identification No.)
    incorporation)



     1620 Pond Road, Allentown, Pennsylvania                       18104
     ---------------------------------------                     ----------
     (Address of principal executive offices)                    (Zip Code)



       Registrant's telephone number, including area code: (610) 398-6660



                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

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Item 5.  Other Events.

         On June 20, 1997, First Lehigh Bank (the "Bank"), the banking subsidiary of First Lehigh Corporation (the "Registrant"), entered into a Branch Purchase Agreement (the "Agreement") with The Quakertown National Bank ("QNB"), a subsidiary of QNB Corp., pursuant to which QNB agreed to purchase from the Bank the deposits of the Quakertown Branch (the "Branch") of the Bank located in Quakertown, Pennsylvania. The acquisition agreement is subject to regulatory approval and is expected to be consummated by the fourth quarter of 1997. The Bank estimates that the amount of the deposits to be transferred to QNB represents approximately 8.6% of the Bank's total deposit liabilities. Statements made in this Form 8-K Current Report as to the contents of the Agreement represent a summary of such contents. Reference is made to the text of the Agreement, which is filed as an exhibit to this Form 8-K Report, for the complete terms of the Agreement, and each statement made in this report is deemed qualified in its entirety by such reference.

         At closing under the Agreement, the Bank will deliver to QNB customer records and an amount equal to specified deposit liabilities relating to the Branch that are being assumed by QNB, and QNB will assume the specified deposit liabilities of the Branch, consisting of savings accounts, certificates of deposit, negotiable order of withdrawal accounts, demand deposit accounts, money market deposit accounts, individual retirement accounts and trust deposit accounts legally assumable by QNB and other deposits or savings accounts, excluding the accounts of depositors outside the Branch's geographic region as specified in the Agreement. QNB will also pay to the Bank a cash premium in an amount equal to 7.5% of the daily average balance of the deposit liabilities to be assumed by QNB, including accrued but unpaid interest, as indicated by the general ledger account of the Branch over the 30-day period preceding the closing date. No cash premium will be paid, however, on any certificates of deposit with an original maturity of less than one year with balances (excluding accrued interest) in excess of $100,000 per account, brokered deposits or governmental funds on which the Bank may have contracted for or become obligated to pay interest after June 30, 1995.

         QNB represents in the Agreement that it believes that the proposed consolidation of the Branch with one of QNB's Quakertown offices will be treated as a relocation and not as a closing of the Branch. If, however, the Office of the Comptroller of the Currency (the "OCC") determines that the consolidation constitutes a branch closing, the Bank has agreed to lease the branch to QNB for a term of not more than six months following the closing date so that QNB may operate the Branch and provide the required notice of branch closing to the OCC and the Pennsylvania Department of Banking.

         The Agreement also provides that, for a period of two years following the closing date, (i) the Bank will not directly or


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indirectly solicit customers whose deposit liabilities are being assumed by QNB, except for certain excluded solicitations specified in the Agreement, and (ii) the Bank will not expand or relocate any retail banking branch located as of the closing date within an area of seven miles surrounding the Branch to a location that is closer in distance to the Branch, or open or establish any other physical banking facility, which offers products or services that compete with the deposit, consumer loan or mortgage business of the Branch, including any loan production office or loan or mortgage origination office within an area of seven miles surrounding the Branch.

Item 7.  Financial Statements and Exhibits.

         The following exhibits are being filed by the Registrant with this Form 8-K report:


         Exhibit No.     Description
         -----------     -----------

             2.1 Branch Purchase Agreement between First Lehigh Bank and The Quakertown National Bank dated as of June 20, 1997. (Pursu-ant to Item 601 of Regulation S-B, the schedules and attachments listed in the Table of Contents to the Branch Purchase Agreement have been omitted and will be provided to the Commission upon request.)

             99.1        A copy of the Joint Press Release of QNB
                         Corp. and the Registrant dated June
                         20, 1997.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      FIRST LEHIGH CORPORATION



                                      By: /s/ James L. Leuthe
                                          --------------------------------
                                          James L. Leuthe, Chairman and
                                          Chief Executive Officer


Dated:  July 3, 1997




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                                  EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)


         Exhibit No.      Description
         -----------      -----------

             2.2          Branch Purchase Agreement between
                          First Lehigh Bank and The
                          Quakertown National Bank dated as
                          of June 20, 1997. (Pursuant to
                          Item 601 of Regulation S-B, the
                          schedules and attachments listed
                          in the Table of Contents to the
                          Branch Purchase Agreement have
                          been omitted and will be provided
                          to the Commission upon request.)

             99.1         A copy of the Joint Press Release
                          of QNB Corp. and the Registrant
                          dated June 20, 1997.






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